Exhibit 16.1

Letter requested by Company to be furnished to the Commission by LBB & Associates Ltd., L.L.P.

October 5, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Jupiter Enterprises, Inc.
Commission File Number 000-30996

We have read the statements that we understand Jupiter Enterprises, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ LBB & Associates Ltd., L.L.P.

LBB & Associates Ltd., L.L.P.